EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires Cub Foods Grocery Store-Anchored Shopping Center in Minnesota

CINCINNATI, OH, June 20, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Savage Town Square, an 87,181 square foot shopping center anchored by a Cub Foods grocery store and located in Savage, Minnesota, a suburb of Minneapolis. This acquisition further diversifies the portfolio as it is the first Cub Foods grocery store-anchored property acquired by the Company.  Savage Town Square is currently 100 percent occupied and anchored by a 68,860 square foot Cub Foods grocery store, which is on a long-term lease until November 2023. Cub Foods is the No. 1 grocer by market share in the Minneapolis market. When combined with the Cub Foods lease, 75 percent of the rents within the shopping center come from national tenants.

The acquisition of Savage Town Square brings the Company’s total portfolio to 42 properties with 16 leading grocers in 16 states, with a portfolio aggregate purchase price of approximately $533.5 million. The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of June 20, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 42 grocery-anchored shopping centers totaling 4,198,907 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

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